Exhibit 99.1

FibroGen Completes Sale of FibroGen China to AstraZeneca for Approximately $220 Million

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Total consideration for the sale of FibroGen China to AstraZeneca is approximately $220 million, a $60 million increase from initial guidance
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Successfully repaid term loan to Morgan Stanley Tactical Value, further simplifying the Company’s capital structure
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Phase 2 monotherapy trial of FG-3246 in metastatic castration-resistant prostate cancer (mCRPC) remains on track to begin in 3Q 2025
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Cash runway extended into 2028

SAN FRANCISCO, September 2, 2025 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today announced it has completed the sale of its China subsidiary to AstraZeneca for a total consideration of approximately $220 million, consisting of $85 million in enterprise value and approximately $135 million in net cash held in China.

“We are thrilled to announce the completion of the sale of FibroGen China to AstraZeneca and are thankful to the teams who worked relentlessly to bring this to a successful close. This transformative transaction substantially strengthens our financial position, and extends our cash runway into 2028, through important clinical milestones,” said Thane Wettig, Chief Executive Officer of FibroGen. “With a rejuvenated capital structure, we are on track to commence the Phase 2 monotherapy trial of FG-3246 in mCRPC imminently as well as submit the Phase 3 protocol for roxadustat in anemia associated with lower-risk MDS in the fourth quarter of 2025. Additionally, I would like to express my personal gratitude to our FibroGen China colleagues for their unwavering commitment to the success of roxadustat and to AstraZeneca for being an excellent partner over the past 10 years in China.”

The completion of the sale follows the fulfilment of all closing conditions. At closing, FibroGen repaid its term loan facility to investment funds managed by Morgan Stanley Tactical Value for approximately $81 million. The successful completion of the sale extends the Company’s cash runway into 2028.

FibroGen maintains its rights to roxadustat in the U.S. and in all markets not licensed to Astellas (other than China and South Korea). Following a positive meeting with the U.S. Food and Drug Administration (FDA), the Company intends to file the pivotal Phase 3 clinical trial protocol for roxadustat for the treatment of anemia in patients with LR-MDS and high transfusion burden in the fourth quarter of 2025.

In addition, FibroGen continues to advance the clinical development of its lead asset FG-3246, and its companion diagnostic FG-3180, and is on track to initiate the Phase 2 monotherapy trial of FG-3246 in patients with mCRPC in the third quarter of 2025.

BofA Securities, Inc. acted as exclusive financial advisor and Ropes & Gray LLP acted as primary legal advisor to FibroGen on this transaction.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on development of novel therapies at the frontiers of cancer biology and anemia. Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate a development plan for roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46 is in development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, including statements regarding its commercial products and clinical programs. These forward-looking statements include, but are not limited to, statements regarding regulatory interactions, the closing of the sale of FibroGen China and the approximate proceeds and costs therefrom, statements regarding the expectation that cash, cash equivalents and accounts receivable will be sufficient to fund FibroGen’s operating plans into 2028, and statements about FibroGen’s plans and objectives. These forward-looking statements are typically identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in FibroGen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

For Investor Inquiries:

David DeLucia, CFA

Senior Vice President and Chief Financial Officer

ir@fibrogen.com